EXHIBIT 4.3.18A


                                   EXCERPT OF
                                MINUTES OF ACTION
                                     BY THE
                               BOARD OF DIRECTORS
                                       OF
                           GENERAL COMMUNICATION, INC.
                                DECEMBER 5, 2002


                           RESOLVED, that the board of directors of General Communication, Inc. ("Company") approves in concept an amendment to (i) change the limit on a participant's contribution to his or her account in the Company's Qualified Employee Stock Purchase Plan from 10% to 50% of compensation for non-highly compensated employees, and from 10% to 12% for highly compensated employees as defined in the plan and (ii) eliminate the phase-in schedule allowing a participant to diversify his or her investments in Company stock over a period of time through 2005 and replace it with permission for the participant to diversity such investments made before December 31, 2002 once the plan provides an appropriate accounting of such stock;

                           RESOLVED FURTHER, that the board directs the president or his designee to cause the appropriate amendment to the plan to be drafted to implement the provisions of this resolution and to execute and date that amendment to become a part of the plan.